EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Excellent performance across all areas of the business and accelerating new product sales drive revenue growth of 36%

Basingstoke, UK and Philadelphia, US – February 21, 2008 – Shire plc (LSE: SHP, NASDAQ: SHPGY) the global specialty biopharmaceutical company announces results for the twelve months to December 31, 2007 – a year which has seen significant growth in launched products.

Financial Highlights

2007 Full Year	Q4 2007

• Product sales up 41% to $2,170m	• Product sales up 55% to $661m

• New product sales $489m, 23% of product sales(1)	• New product sales $210m, 32% of product sales (1)

• Total revenues up 36% to $2,436m	• Total revenues up 46% to $725m

• Non GAAP Earnings per ADS up 38% to $2.95	• Non GAAP Earnings per ADS up 67% to $0.94

• US GAAP Earnings per ADS down 592% to -$8.06	• US GAAP Earnings per ADS up 175% to $1.11

• Dividend up 20% (in US$ terms)

(1) New product sales include VYVANSE, LIALDA/MEZAVANT, DYNEPO, ELAPRASE, FOSRENOL and DAYTRANA

Matthew Emmens, Chief Executive Officer, commented:

“Shire had an excellent 2007, growing sales from our portfolio of both new and established products by a total of 41% and raising revenue guidance throughout the course of the year.  We generated substantial cash inflows from operations of $475 million, after expending $156 million on the acquisition of new product candidates in both our Human Genetic Therapies and Specialty Pharmaceutical businesses.  Based on these strong results we were able to bring forward several new R&D programs.

During the year, we undertook three major new product launches - VYVANSE, LIALDA / MEZAVANT and DYNEPO – which have gone well and also continued the roll-out of ELAPRASE and FOSRENOL into new geographies.  These products, together with DAYTRANA that was launched last year, represented 32% of our fourth quarter product sales.

The acquisition of New River Pharmaceuticals gave us full ownership and control of VYVANSE, and this new generation ADHD treatment is establishing itself in the US, where it has already gained a market share of 6%*. The launch of VYVANSE continues to progress well and we are confident about the medication’s continued growth supported by new clinical studies and additional indications. Our total ADHD franchise has now grown to 32% of the total US ADHD market, compared to 28% at the end of 2006, extending our leadership position in this specialist area.

We’ve also acquired five pipeline compounds in new technologies and new markets, by licensing the marketing and co-development rights to a range of both biological and small molecule products from Renovo, Amicus Therapeutics and Alba Therapeutics.

Looking forward, we will continue to execute our strategy, which has provided good returns for shareholders, by building on the success of our growing specialist drugs portfolio focused on the treatment of symptomatic diseases.  We currently expect 2008 revenue growth to be in the mid to high teens range and positive revenue growth through 2010.”

*per IMS Health weekly prescription data at February 8, 2008

Registered in England 5492592  Registered Office as above

Product Highlights

•	VYVANSETM – Attention Deficit and Hyperactivity Disorder (“ADHD”).

o	Approved by the US Food and Drug Administration (“FDA”) for use in the pediatric population in February 2007 and launched in the US in July 2007 (dosage strengths 30mg, 50mg and 70mg).

o
On December 10, 2007 the FDA approved three additional dosage strengths (20mg, 40mg and 60mg) which will be available in retail pharmacies in the US in the second quarter of 2008.  These additional strengths are designed to increase dosing flexibility.

o	By February 15, 2008 VYVANSE had achieved a US ADHD market share of 6.3% based on daily prescription volume.

–	Launch has been tracking in line with other blockbuster central nervous system launches.

–	Over 800,000 prescriptions since launch.

–	Over 50% (23,000) of high volume physicians prescribing.

–	Coupons are now less than 15% of total prescriptions.

•	ADDERALL XR®– ADHD – Sales for 2007 were up 19% to $1,030.9 million (2006: $863.6 million).

•	DAYTRANATM– ADHD.

o	Sales for 2007 were up 156% to $64.2 million (2006: $25.1 million).

o
On January 9, 2008 the FDA issued a Warning Letter to Noven Pharmaceuticals Inc. (“Noven”) which related to Noven’s manufacture of DAYTRANA.  Further regulatory action could result if the FDA’s concerns are not satisfied fully.  Noven submitted a response to the FDA on January 30, 2008.

•	LIALDA™/MEZAVANT®– Ulcerative Colitis.

o
LIALDA, the only once-daily oral formulation of mesalamine was approved by the FDA in January 2007 and launched in the US in March 2007, acquiring 8.0% share of the US oral mesalamine market at December 31, 2007.  Sales for 2007 were $50.5 million.

o	Shire’s share of the US oral mesalamine market from LIALDA and PENTASA® combined was 26.0% at February 8, 2008.

o	The product was launched in the UK in November 2007 as MEZAVANT XL, with further launches planned in the EU in 2008. It was launched in Canada on January 28, 2008 as MEZAVANT.

•	FOSRENOL®– Hyperphosphatemia – International launches continued and FOSRENOL is now available in 24 countries with worldwide sales in 2007 of $102.2 million (2006: $44.8 million).

•
DYNEPO®– Anemia associated with chronic kidney disease (“CKD”) – DYNEPO is the first and only erythropoiesis-stimulating agent produced in a human cell line.  The product has been launched in several EU countries and sales for 2007 were $14.2 million.

•	ELAPRASE®– Hunter syndrome.

o
On February 11, 2008 ELAPRASE was approved for commercial sale by the Mexican Federal Commission for the Protection against Sanitary Risk.  ELAPRASE is now approved in 37 countries worldwide and sales for the year to December 31, 2007 were $181.8 million (2006: $23.6 million).

o
In October 2007 ELAPRASE was launched in Japan, with sales and distribution managed by Genzyme Corporation.  Shire's gross profit on the arrangement equates to an effective royalty of approximately 25% to 30%, but revenues will be recorded within product sales.

•	REPLAGAL® – Fabry disease.

o	REPLAGAL is now approved in 41 countries and sales for 2007 were up 22% to $143.9 million (2006: $117.7 million).

o	In February 2007 REPLAGAL was launched in Japan through Shire’s partner Dainippon Sumitomo Pharma Co., Ltd. Similar to ELAPRASE, Shire will record revenues within product sales.

Pipeline Highlights

Shire has expanded its product pipeline by in-licensing the following drug compounds and technologies in 2007:

•	JUVISTA®

o
In August 2007 Shire acquired exclusive rights to develop and commercialize JUVISTA worldwide (with the exception of EU member states) from Renovo Limited (“Renovo”).  JUVISTA, which is being investigated for the prevention and reduction of scarring in connection with surgery, is in late Phase 2 development.

o
Seven Phase 2 efficacy trials for JUVISTA have now been reported of which six demonstrated statistically significant efficacy.  Phase 2 clinical trials in multiple other surgery types are ongoing and are expected to report during 2008 and 2009.

•
Pharmacological chaperone compounds for Lysosomal Storage Disorders (“LSDs”) - In November 2007 Shire in-licensed from Amicus Therapeutics, Inc. (“Amicus”) the rights to three compounds in markets outside the US:

o	AMIGAL™ for Fabry disease (Phase 2) received orphan drug designation by the EMEA, which may provide it with up to ten years market exclusivity in the EU;

o	PLICERA™ for Gaucher disease (Phase 2) received orphan drug designation by the EMEA, which may provide it with up to ten years market exclusivity in the EU; and

o	AT2220 for Pompe disease is currently in Phase 1 clinical trials.

•
SPD550 (Larazotide Aceotate) for Gastro Intestinal (“GI”) disorders - In December 2007 Shire licensed rights to SPD550 (also known as AT-1001), in markets outside of the US and Japan, from Alba Therapeutics Corporation (“Alba”).  SPD550 is Alba’s lead inhibitor of barrier dysfunction in various GI disorders and is currently in Phase 2 development for the treatment of Celiac disease.

•	SPD487 (Amphetamine transdermal system (“ATS”)) - ADHD - In June 2007 Shire acquired exclusive development rights to ATS following completion of early development work by Noven.

During 2007 Shire has made $155.9 million of up-front payments for the in-licensing of the above products comprising $75.0 million to Renovo, $50.0 million to Amicus, $25.0 million to Alba and $5.9 million to Noven.  Shire also made a $50 million equity investment in Renovo Group plc.

Existing pipeline developments:

•	VYVANSE for ADHD in adult patients

o
In September 2007, the FDA accepted the filing of a supplemental New Drug Application for VYVANSE for the treatment of ADHD in adult patients.  The Prescriptions Drug User Fee Act (“PDUFA”) action date is April 28, 2008.

o
On October 25, 2007 Shire released results from the Phase 3 clinical trials in adults.  In this double-blind, placebo-controlled, four-week study with dose escalation in 414 adults aged 18 to 55 years, treatment with VYVANSE at all doses studied (30mg, 50mg, 70mg) was significantly more effective than placebo.

o	Adults represent the largest and fastest growing segment of the ADHD market with a total of 9.9 million patients, of which 7.5 million are untreated.

•
DAYTRANA – ADHD - Regulatory submissions were filed for approval of the product with Health Canada on November 29, 2007 and with the Netherlands, as the reference member state for approval in the EU via the decentralized procedure, on December 12, 2007.

•
INTUNIVTM (previously known as SPD503) - ADHD - A non-stimulant “non-scheduled'' medication for the treatment of ADHD.  In June 2007 Shire received an approvable letter from the FDA for INTUNIV. Shire is in discussions with the FDA regarding additional clinical work which is designed to enhance the label.  While the precise timing of the approval of INTUNIV is unknown, Shire now anticipates that launch will occur in H2 2009.

•	SPD465 – ADHD – In May 2007 Shire received an approvable letter from the FDA. Shire is not currently taking any steps to move this product towards approval.

•
FOSRENOL – Hyperphosphatemia.  On October 16, 2007 the FDA Cardiovascular and Renal Drugs Advisory Committee recommended by a majority vote the use of phosphate binders, including FOSRENOL, to treat hyperphosphatemia in CKD stage 4 patients.  Shire is working with the FDA to explore the regulatory pathway to approval for use in pre-dialysis patients.

•	LIALDA/MEZAVANT – Phase 3 worldwide clinical trials investigating the use of the product for the treatment of diverticulitis, a colonic disease, were initiated in 2007.

•
ELAPRASE – for Hunter syndrome patients with significant central nervous system symptoms – In December 2007 Shire completed all pre-clinical work and filed an Investigational New Drug (“IND”) application.  The IND was accepted by the FDA on January 23, 2008.

•
Velaglucerase alfa (GA-GCB) - Gaucher disease – A worldwide Phase 3 clinical program was initiated in 2007 and is ongoing. It is anticipated that this development program will support filing of velaglucerase alfa from H2 2009.

•
Whilst a number of preclinical products are underway in early stage development, Shire has discontinued the following projects: SPD491 (a pain product), SPD493 (formerly known as Valrocemide), SPD500 (Tissue protective cytokine technology) and NRP290 (a pain product acquired with the New River Pharmaceuticals Inc. (“New River”)  acquisition).

Business Highlights

•
SPD754 (Apricitabine)– HIV – Shire licensed its residual rights (for the US and Canada) for the investigational HIV compound to Avexa Limited (“Avexa”) on January 23, 2007.  In return Shire received an upfront cash payment of $10 million and Avexa shares valued at approximately $3 million.

•
In April 2007 Shire completed the acquisition of New River by way of a short-form merger for $64 per share, or approximately $2.6 billion, partly funded by a private equity placing of $0.9 billion in February 2007.

•
In May 2007 Shire issued $1.1 billion principal amount of convertible bonds due 2014.  The proceeds of the bonds were used by Shire to repay borrowings under its bank facilities previously drawn to partially fund the acquisition of New River.

•
Product divestments – In December 2007 Shire completed the sale of a portfolio of non-core products, including SOLARAZE® and VANIQA® to Laboratorios Almirall S.A. (“Almirall”) for a cash consideration of $209.6 million, net of costs of $2.2 million.  During the year Shire also received cash consideration of $24.8 million from the sale of other non-core products.

•	Legal settlements

o
In October 2007, all parties to the 2003 Transkaryotic Therapies, Inc. class action securities lawsuit relating to REPLAGAL reached an agreement in principle to resolve the matter, subject to court approval, for $50 million.  Shire will contribute $27 million toward the settlement (recognized in Q3 2007 within Selling, General and Administration (“SG&A”) costs) and its insurance companies will contribute the remaining $23 million.

o
In November 2007 Shire agreed to pay Applied Research Systems Holding N.V and Serono S.A. (“Serono”) $12 million for a fully-paid, worldwide, non-exclusive license to Serono's patents related to gene-activation, including the US Patent No. 5,272,071.  Serono’s infringement suit against the Company in the Massachusetts’s District Court was subsequently dismissed.

Full Year 2007 Unaudited Results

	2007				2006
	US GAAP $M		Adjustments $M	Non GAAP(1) $M	US GAAP $M	Adjustments $M	Non GAAP(1) $M
Revenues	2,436.3		-	2,436.3	1,796.5	-	1,796.5

Operating (loss)/income	(1,379.1)		2,083.0	703.9	283.2	170.5	453.7

Net (loss)/income	(1,451.8)		2,003.1	551.3	278.2	84.2	362.4
Diluted earnings per:

Ordinary share	(268.7c	)	366.9c	98.2c	54.6c	16.4c	71.0c

ADS	(806.1c	)	1,100.7c	294.6c	163.8c	49.2c	213.0c

Q4 2007 Unaudited Results

	Q4 2007				Q4 2006
	US GAAP $M	Adjustments $M		Non GAAP(1) $M	US GAAP $M	Adjustments $M	Non GAAP(1) $M
Revenues	724.5	-		724.5	497.0	-	497.0

Operating income	232.2	(8.2)		224.0	80.4	34.7	115.1

Net income	212.1	(32.4)		179.7	68.6	27.0	95.6

Diluted earnings per:

Ordinary share	36.9c	(5.6c	)	31.3c	13.4c	5.3c	18.7c

ADS	110.7c	(16.8c	)	93.9c	40.2c	15.9c	56.1c

Note: Average exchange rates for 2007 and 2006 were $2.00:£1.00 and $1.84:£1.00 respectively. Average exchange rates for Q4 2007 and Q4 2006 were $2.04:£1.00 and $1.92:£1.00 respectively.

(1) Non GAAP operating income, Non GAAP net income, Non GAAP diluted earnings per ordinary share and Non GAAP diluted earnings per ADS exclude intangible asset amortization charges, the accounting impact of share-based compensation and other items as described on page 8.  For an explanation of why Shire's management believes that these non GAAP financial measures are useful to investors, see page 8.  For a reconciliation of these non GAAP financial measures to the most directly comparable financial measures prepared in accordance with US GAAP, see pages 29-32.

2008 Outlook

R&D pipeline and new product launches in the next two years

Subject to obtaining relevant regulatory/governmental approvals, the following product launches are planned over the next two years:

•	MEZAVANT in the EU and Canada during 2008;
•	VYVANSE for use in adult patients in the US in Q2 2008 (PDUFA date April 28, 2008);
•	DAYTRANA in the EU during H1 2009;
•	INTUNIV in the US during H2 2009; and
•	FOSRENOL in the CKD market in the US during 2009.

Financial Outlook

Shire’s business continues to perform strongly.  We expect 2008 total revenue growth to be in the mid to high teens range with VYVANSE sales between $350 to $400 million, assuming that the adult indication is launched by mid year 2008.

Costs are estimated as follows:

-
Phase 3(b) and Phase 4 studies to support existing launches in the Specialty Pharmaceuticals (“Specialty”) business and new product development in both the Specialty and Human Genetic Therapies (“HGT”) businesses will result in Research and Development (“R&D”) spend for 2008 in the range of $450 to $475 million (or $465 to $490 million including FAS123R charge);

-
Existing and planned launches will require additional advertising and promotional spend resulting in SG&A costs for 2008 in the range of $1,080 to $1,120 million (or $1,125 to $1,165 million including FAS123R charge);

-
Business expansion including new and enlarged manufacturing and research facilities for HGT, the enlargement of other facilities and the global roll out of new and upgraded IT infrastructures, will see a significant cash investment in capital projects in 2008 in the range of $320 to $350 million (2007: $110 million);

-	Due to the higher capital expenditure, the depreciation charge for 2008 is expected to increase by approximately 50% compared to 2007 (2007: $59 million);

-	The effective tax rate on non GAAP income from ongoing operations for 2008 is expected to be approximately 23%; and

-
Fully diluted share capital (inclusive of options and convertible bonds) will be approximately 590 million shares, with $13 million of convertible bond interest (after tax) added back to net income for the purpose of calculating fully diluted EPS.

From 2008, Shire will report its non GAAP earnings based on net income/(loss) adjusted for the following items, all of which are excluded from the financial outlook for the full year as stated above:

•
Intangible asset amortization charges, which are expected to rise approximately 25% over the 2007 charge of $95 million primarily due to a full year’s amortization of the VYVANSE pediatric intangible asset;

•	Release of deferred gains on the sale of non-core products, (including Almirall and other non-core product right gains), of $29 million; and

•	Upfront payments and milestones in respect of in-licensed products.

In contrast to 2007, no adjustment will be made to exclude FAS123R charge from non GAAP earnings in 2008.

Dividend

In respect of the six months to December 31, 2007 the Board has resolved to pay a second interim dividend of 6.4690 US cents per ordinary share (2006: 5.245 US cents per share).  Together with the first interim payment of 2.147 US cents per ordinary share (2006: 1.935 US cents per share), this represents total dividends for 2007 of 8.616 US cents per share (2006: 7.180 US cents per share), an increase of 20% in US Dollar terms over 2006.

Dividend payments will be made in Pounds Sterling to Ordinary Shareholders and US Dollars to American Depositary Share (“ADS”) holders.  A dividend of 3.3338 pence per ordinary share and 19.407 US cents per ADS, respectively, will be paid.  The Board has resolved to pay the dividend on April 3, 2008 to persons whose names appear on the register of members of the Company at the close of business on March 14, 2008.

Shire intends to pursue a progressive dividend policy.

Redemption of Exchangeable Shares

On February 12, 2008, a subsidiary of Shire exercised a redemption call right and purchased each exchangeable share of Shire Acquisition Inc. remaining in public ownership.  Exchangeable shareholders received either three ordinary shares of Shire plc or one ADS (representing three ordinary shares of Shire plc) for each Exchangeable Share held.  Exchangeable Shares were issued to Canadian resident shareholders of Biochem Pharma Inc. in 2001 as consideration for the acquisition by the Shire group of Biochem Pharma Inc.  The Exchangeable Shares, which were listed on the Toronto Stock Exchange, have now been de-listed from the Toronto Stock Exchange.

Changes in Executive and Non-Executive Directors

In January 2007 Dr Jeffrey Leiden, MD, PhD joined Shire's Board of Directors as a Non-Executive Director and has been a member of the Remuneration and Nominations Committee since July 2007.

In May 2007 the Hon. James Grant Q.C. retired from the Board following completion of his term of office.

In October 2007 David Mott joined Shire's Board of Directors as a Non-Executive Director and was appointed to Shire’s Audit, Compliance and Risk Committee on December 12, 2007.  Mr Mott is Chief Executive Officer and President of MedImmune, Inc, a role he was appointed to in 2000.

In December 2007 Shire announced its Board succession plans. Dr James H Cavanaugh will retire as Non-Executive Chairman; Matthew Emmens will succeed him as Non-Executive Chairman; and Angus Russell will be appointed as Chief Executive Officer.  Shire is now working to identify a replacement Chief Financial Officer to ensure an orderly succession.  These Board changes will become effective at Shire’s AGM in June 2008, at which time David Kappler will be appointed as Deputy Chairman in addition to his existing role as Senior Independent Director.

Shire would like to thank the Hon. James Grant Q.C. for his contributions during six years of service.

Changes in Senior Management

In September 2007 Shire appointed Sylvie Gregoire as President of its HGT business.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research; product development including, but not limited to, the successful development of JUVISTA® (Human TGFβ3) and velaglucerase alfa (GA-GCB); manufacturing and commercialization including, but not limited to, the establishment in the market of VYVANSE™(lisdexamfetamine dimesylate) (Attention Deficit and Hyperactivity Disorder (“ADHD”)); the impact of competitive products including, but not limited to, the impact of those on Shire’s ADHD franchise; patents including, but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval including, but not limited to, the expected product approval date of INTUNIV™ (guanfacine extended release) (ADHD); Shire’s ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.

Non GAAP Measures

This press release contains financial measures not prepared in accordance with US GAAP.  These measures are referred to as “non GAAP” measures and include Non GAAP operating income, Non GAAP net income, Non GAAP diluted earnings per ordinary share, Non GAAP diluted earnings per ADS, Non GAAP R&D, Non GAAP SG&A and effective tax rate on Non GAAP income.  These non GAAP measures exclude the effect of certain cash and non-cash items, both recurring and non-recurring, that Shire's management believes are not related to the core performance of Shire’s business.

These non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of the Company’s performance to historical results and to competitors’ results.  These measures are also considered by Shire’s Remuneration Committee in assessing the performance and compensation of employees, including its executive directors.

The non GAAP measures are presented in this press release as the Company's management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many one-time, infrequent or non-cash items that the Company’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

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The following are trademarks of Shire or companies within the Shire Group which are the subject of trademark registrations in certain territories:

ADDERALL XR® (mixed salts of a single-entity amphetamine)
ADDERALL® (mixed salts of a single-entity amphetamine)
CALCICHEW® range (calcium carbonate with or without vitamin D3)
CARBATROL® (carbamazepine) extended-release capsules
DAYTRANA™ (methylphenidate transdermal system)
ELAPRASE® (idursulfase)
FOSRENOL® (lanthanum carbonate)
INTUNIV™ (guanfacine) extended release
LIALDA™ (mesalamine)
MEZAVANT® (mesalazine)
REMINYL® (galantamine hydrobromide) (UK and Republic of Ireland)
REMINYL XL™ (galantamine hydrobromide) (UK and Republic of Ireland)
REPLAGAL® (agalsidase alfa)
VYVANSE™ (lisdexamfetamine dimesylate)
XAGRID® (anagrelide hydrochloride)

The following are trademarks of third parties referred to in this press release:

3TC (lamivudine) (trademarks of GlaxoSmithKline (GSK))
AMIGAL (migalastat hydrochloride) (trademark of Amicus)
COMBIVIR (lamivudine) (trademark of GSK)
DYNEPO (epoetin delta) (trademark of Sanofi Aventis)
EPIVIR (lamivudine) (trademark of GSK)
EPZICOM (lamivudine) (trademark of GSK)
JUVISTA (trademark of Renovo)
PENTASA (mesalamine) (trademark of Ferring)
PLICERA (isofagomine tartrate) (trademark of Amicus)
RAZADYNE (galantamine) (trademark of Johnson & Johnson)
RAZADYNE ER (galantamine)  (trademark of Johnson & Johnson)
REMINYL (galantamine) (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
REMINYL XL (galantamine) (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
SOLARAZE (diclofenac sodium (3%w/w)) (trademark of Almirall)
VANIQA (eflornithine hydrochloride) (trademark of Almirall)
ZEFFIX (lamivudine)  (trademark of GSK)

OVERVIEW OF US GAAP FINANCIAL RESULTS

1.           Introduction

Summary of 2007

Revenues from continuing operations for the year to December 31, 2007 increased by 36% to $2,436.3 million (2006: $1,796.5 million).

Operating loss for the year to December 31, 2007 was $1,379.1 million (2006: income of $283.2 million).  The loss in 2007 primarily arose from the $1,866.4 million write-off of in-process research and development (“IPR&D”) acquired as part of the $2.6 billion acquisition of New River; this amount represents the value of the acquired development projects, including VYVANSE for use in adult patients.  Excluding IPR&D, operating income rose by $204.1 million compared to 2006, primarily due to revenue growth.

Cash inflow from operating activities for the year to December 31, 2007 decreased by 11% to $474.7 million (2006: $531.9 million).  Excluding upfront payments and milestones in respect of in-licensed technology of $155.9 million in 2007 and $80.5 million in 2006 (see section 4 - R&D below for details), cash inflow from operating activities for the year to December 31, 2007 increased by 3% to $630.6 million (2006: $612.4 million).  This increase is lower than the increase in operating income (excluding IPR&D) of $204.1 million primarily as a result of increased receivables generated by higher sales in December 2007 over December 2006 and increases in inventory to support new products.

Cash, cash equivalents and restricted cash at December 31, 2007 totaled $802.0 million (December 31, 2006: $1,156.7 million).  The decrease of $354.7 million was primarily due to the acquisition of New River in April 2007 being partly funded from Shire’s pre-acquisition cash resources.

Summary of Q4 2007

Revenues from continuing operations for the three months to December 31, 2007 increased by 46% to $724.5 million (2006: $497.0 million).

Operating income for the three months to December 31, 2007 was $232.2 million (2006: $80.4 million).  The increase primarily resulted from higher revenues and related earnings in Q4 2007 (compared to Q4 2006) and gains on disposal of non-core products of $115.7 million (2006: $nil), which were partially offset by upfront payments for in-licensed technology totaling $75.0 million (2006: $nil).

Cash inflow from operating activities for the three months to December 31, 2007 decreased by 65% to $66.6 million (2006: $188.8 million).  Excluding upfront payments and milestones in respect of in-licensed technology of $75.0 million in 2007 (2006: $nil) (see section 4 - R&D below for details), cash inflow from operating activities for the year to December 31, 2007 decreased by 25% to $141.6 million (2006: $188.8 million).  This decrease was primarily as a result of increased receivables generated by higher sales in December 2007 over December 2006.

2.           Product sales

For the year to December 31, 2007 product sales increased by 41% to $2,170.2 million (2006: $1,535.8 million) and represented 89% of total revenues (2006: 86%).

Product Highlights

Product	Sales $M	Sales Growth (2)	US Rx Growth (1)(2)	US Average Annual Market Share(1)
Specialty Pharmaceuticals
ADDERALL XR	1,030.9	+19%	+3%	25.5%
VYVANSE	76.5	n/a	n/a	1.8%
DAYTRANA	64.2	+156%	+166%	2.1%
PENTASA	176.4	+28%	+3%	17.2%
LIALDA	50.5	n/a	n/a	3.9%
FOSRENOL	102.2	+128%	+5%	8.6%
DYNEPO	14.2	n/a	n/a	n/a
CARBATROL	72.3	+6%	-5%	41.3%
XAGRID	66.8	+25%	n/a	n/a

Human Genetic Therapies
REPLAGAL	143.9	+22%	n/a	n/a
ELAPRASE	181.8	+670%	n/a	n/a

(1)  Product specific prescription data is provided by IMS Health (“IMS”), a leading global provider of business intelligence for the pharmaceutical and healthcare industries.  All other US market share data stated in the text below is also provided by IMS.
(2)  Compared to 2006.

Specialty Pharmaceuticals

ADDERALL XR - ADHD

As a result of the launch of VYVANSE in July 2007 ADDERALL XR’s average share of the US ADHD market for 2007 fell to 25.5% (2006: 26.1%).  US prescriptions for ADDERALL XR for the year to December 31, 2007 increased by 3% compared to the same period in 2006 due to a 6% growth in the US ADHD market offset by the 0.6% fall in average market share.

Sales of ADDERALL XR for the year to December 31, 2007 were $1,030.9 million, an increase of 19% compared to the same period in 2006 (2006: $863.6 million).  Product sales growth was higher than prescription growth due primarily to price increases in January and October 2007.

As previously disclosed, the United States Federal Trade Commission (“FTC”) informed Shire on October 3, 2006 that it was reviewing the ADDERALL XR patent litigation settlement agreement between Shire and Barr Laboratories, Inc (“Barr”).  On June 22, 2007, the Company received a civil investigative demand requesting that it provides information to the FTC relating to its settlement with Barr and its earlier settlement with Impax Laboratories, Inc. The Company is cooperating fully with this investigation and believes that the settlements are in compliance with all applicable laws.

Litigation proceedings concerning Shire’s ADDERALL XR patents are ongoing.  Further information on this litigation can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2006 and our most recent Quarterly Report on Form 10-Q for the period to September 30, 2007.

VYVANSE - ADHD

VYVANSE was launched in the US market in July 2007 and at December 31, 2007 its market share had reached 5.2% (average annual market share 1.8%).  Product sales of $76.5 million for the year to December 31, 2007 were net of $42 million sales deductions, primarily coupons, wholesaler discounts and rebates, which are expected over time to trend to approximately 28% of product sales before sales deductions.

All initial launch stocks of VYVANSE totaling $57.8 million were recognised into revenue during the year to December 31, 2007.

DAYTRANA - ADHD

Product sales for the year to December 31, 2007 were $64.2 million (2006: $25.1 million).  DAYTRANA’s average share of the US ADHD market increased to 2.1% in 2007 compared to 0.8% in 2006 (DAYTRANA was launched in June 2006).  US prescriptions of DAYTRANA for the year to December 31, 2007 over 2006 benefited from a full year of demand, 6% growth in the US ADHD market and higher market share.  For the six month period to December 31, 2007 prescriptions of DAYTRANA were up 31% compared to the same period in 2006. During September 2007 Shire announced a voluntary market withdrawal of a limited quantity of DAYTRANA patches following feedback from patients and caregivers who had experienced difficulty in removing the release liner.  Patches are now being manufactured using an enhanced process, which Shire believes offers improved ease of use when peeling off the release liner.

The addition of VYVANSE combined with ADDERALL XR and DAYTRANA’s market share helped Shire grow its total share of the US ADHD market to 31.1% at December 31, 2007 compared to 28.0% at December 31, 2006.  Shire has the leading portfolio of products in the US ADHD market.

PENTASA - Ulcerative colitis

US prescriptions of PENTASA for the year to December 31, 2007 were up 3% compared to the same period in 2006 primarily due to a 4% increase in the US oral mesalamine prescription market, offset by a 0.1% decrease in PENTASA’s average market share from 17.3% in 2006 to 17.2% in 2007.

Sales of PENTASA for the year to December 31, 2007 were $176.4 million, an increase of 28% compared to the same period in 2006 (2006: $137.8 million).  Sales growth is higher than prescription growth primarily due to restocking to normal levels in 2007 and the impact of price increases in November 2006 and August 2007.

LIALDA/MEZAVANT – Ulcerative colitis

Shire launched LIALDA in the US oral mesalamine market in March 2007, and by December 31, 2007 LIALDA had reached a market share of 8.0% (average annual market share 3.9%).  LIALDA’s product sales for the year to December 31, 2007 were $50.5 million. All initial launch stocks of LIALDA totaling $34.7 million were recognised into revenue during the year to December 31, 2007.

The product was launched in the UK in November 2007, Canada in January 2008 and further launches are planned in the EU during 2008, subject to the successful conclusion of pricing and reimbursement negotiations. In the UK and Ireland the product will be called MEZAVANT XL and Shire plans to market the product in most other EU countries as MEZAVANT.

Since the launch of LIALDA in March 2007, PENTASA and LIALDA’s combined share of the US oral mesalamine prescription market had grown to 24.9% as at December 31, 2007, up from 17.6% as at December 31, 2006.

FOSRENOL - Hyperphosphatemia

FOSRENOL is now available in 24 countries and global sales totaled $102.2 million for the year to December 31, 2007 (2006: $44.8 million).  Outside the US, FOSRENOL has now been launched in Germany, France, UK, Italy and Spain (in January 2008) and a number of other countries.  Sales of FOSRENOL outside the US for the year ended December 31, 2007 were $40.1 million (2006: $4.6 million).

US sales of FOSRENOL for the year to December 31, 2007 were up 54% to $62.1 million compared to the same period in 2006 (2006: $40.2 million).  FOSRENOL’s average market share of the US phosphate binder market increased from 8.5% in 2006 to 8.6% in 2007.  The increase in product sales is due to a small wholesaler stocking increase in 2007 compared to significant wholesaler de-stocking of initial launch stocks in 2006, the continued shift to the 1 gram strength tablet launched in 2006, partially offset by higher sales deductions in 2007 compared to the same period in 2006 (relating to a one-off provision made in 2007 for returns of the 750 mg dose).

DYNEPO - Anemia associated with CKD

DYNEPO was launched in March 2007 in Germany and later in the year in the UK, France, Italy, and Ireland with sales for 2007 reaching $14.2 million.

CARBATROL - Epilepsy

US prescriptions for CARBATROL for the year to December 31, 2007 were down 5% compared to the same period in 2006.  This was primarily due to a comparable decline in the US extended release carbamazepine prescription market; CARBATROL’s average market share remained constant.

Sales of CARBATROL for the year to December 31, 2007 were $72.3 million, an increase of 6% compared to the same period in 2006 (2006: $68.3 million).  Product sales increased despite the decrease in prescriptions, due to a sales price increase in April 2007 and restocking to normal levels, partially offset by higher sales deductions.

Patent litigation proceedings relating to CARBATROL are ongoing.  Further information about this litigation can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2006 and our most recent Quarterly Report on Form 10-Q for the period to September 30, 2007.

XAGRID - Thrombocythemia

Sales for the year to December 31, 2007 were $66.8 million, an increase of 25% compared to the same period in 2006 (2006: $53.3 million).  Expressed in transaction currencies (XAGRID is primarily sold in Euros and Pounds sterling), sales increased by 15% due to growth in many of Shire’s existing markets, with exchange rate movements against the US dollar accounting for the remaining 10% increase.

Human Genetic Therapies

REPLAGAL - Fabry disease

Sales for the year to December 31, 2007 were $143.9 million, an increase of 22% compared to the same period in 2006 (2006: $117.7 million).  Expressed in transaction currencies (REPLAGAL is primarily sold in Euros and Pounds sterling) sales increased by 13% due to higher unit sales in Europe and Canada and the continued roll out of REPLAGAL to new countries, including those in Latin America, with REPLAGAL now approved in 41 countries (including Japan).  Exchange rate movements against the US dollar accounted for the remaining 9% increase in sales.

ELAPRASE- Hunter syndrome

Sales for the year to December 31, 2007 were $181.8 million (2006: $23.6 million).  Sales growth in 2007 was driven primarily by a full year of sales in the US (ELAPRASE was launched in the US in August 2006), sales in Europe (ELAPRASE was launched in several European markets in the first half of 2007), and pre-approval sales in several Latin American markets.  ELAPRASE was approved for sale and marketing in Japan in October 2007 and is now approved for marketing and commercial distribution in 37 countries worldwide.

3.           Royalties

Royalty revenue increased to $247.2 million for the year ended December 31, 2007 (2006: $242.9 million).

Royalty Highlights

Product	Royalties to Shire $M	Royalty (1) Growth %
3TC	145.3	-4
ZEFFIX	41.0	+18
Other	60.9	+6
Total	247.2	+2

(1)  Compared with 2006.

3TC - HIV infection and AIDS

Royalties from sales of 3TC for the year to December 31, 2007 were $145.3 million, a decrease of 4% compared to the same period in 2006 (2006: $150.9 million).  Excluding favorable foreign exchange movements of 4%, there has been a decline of 8% compared to the same period in 2006.

Shire receives royalties from GSK on worldwide 3TC sales.  GSK’s worldwide sales of 3TC for the year to December 31, 2007 were $1,110 million, a decrease of 2% compared to the same period in 2006 (2006: $1,138 million), but a decrease of approximately 7% on a constant exchange rate basis.  While the nucleoside analogue market for HIV has continued to grow, competitive pressures within the market have increased leading to a decline in 3TC sales.

In 2007 generic drug companies filed Abbreviated New Drug Applications (“ANDA”) seeking approval for EPIVIR, COMBIVIR, ZEFFIX and EPZICOM in the US. Pursuant to the GSK/Shire license for lamivudine products, GSK has the right to enforce the licensed patents. In November 2007 GSK filed a patent infringement lawsuit against Teva Pharmaceuticals, Inc. (Teva) in the US District Court for the District of Delaware for infringement of one of the patents relating to COMBIVIR. The patent, which covers the combination of AZT and lamivudine to treat HIV, expires in May 2012. Teva had filed an ANDA with the FDA with a certification of invalidity, unenforceability and non-infringement of that combination patent. Teva did not challenge two other patents relating to COMBIVIR that expire in 2010 and 2016. The case is in its early stages.

ZEFFIX - Chronic hepatitis B infection

Royalties from sales of ZEFFIX for the year to December 31, 2007 were $41.0 million, an increase of 18% compared to the same period in 2006 (2006: $34.8 million).  The impact of foreign exchange movements has contributed 8% to the reported growth; excluding favorable foreign exchange movements there has been an increase of 10% compared to the same period in 2006.

Shire receives royalties from GSK on worldwide ZEFFIX sales.  GSK’s worldwide sales of ZEFFIX for the year to December 31, 2007 were $341 million, an increase of 13% compared to the same period in 2006 (2006: $301 million).  This increase was mainly due to strong growth in the Chinese market and favorable foreign exchange rate movements.

OTHER

Other royalties are primarily in respect of REMINYL and REMINYL XL (known as RAZADYNE and RAZADYNE ER in the US), a product marketed worldwide (excluding the UK and the Republic of Ireland) by Janssen Pharmaceutical N.V. (“Janssen”), an affiliate of Johnson & Johnson.  Shire has the exclusive marketing rights in the UK and the Republic of Ireland.

Barr and other companies have filed ANDA with the FDA for generic versions of RAZADYNE.  Janssen and Synaptech Inc. (“Synaptech”) have filed lawsuits against some of those ANDA filers.  A trial was held during the week of May 21, 2007.  No decision from the court has been issued to date.

Janssen and Synaptech filed lawsuits against Barr and Sandoz Inc. (“Sandoz”) for infringement of their patent rights relating to RAZADYNE ER as a result of Barr and Sandoz filing ANDAs with the FDA for generic versions of RAZADYNE ER.  No court dates have been set.

4.	Financial details

Cost of product sales

For the year to December 31, 2007 the cost of product sales was 14% of product sales (2006: 16%).  The cost of product sales for REPLAGAL in 2006 included a $47.0 million (3% of product sales) adjustment in respect of inventories acquired through the acquisition of TKT.  Excluding the impact of this fair value adjustment, cost of product sales as a percentage of product sales in 2006 was 13%.  The increase in cost of product sales as a percentage of products sales in 2007 over 2006 was primarily due to a shift in product mix resulting from increased sales of launched products, which had lower margins than existing products, and the write-off of inventory following the voluntary market withdrawal of a limited quantity of DAYTRANA patches.

For the year to December 31, 2007 cost of product sales included a charge of $5.5 million for share based compensation (2006: $3.2 million) which included a $2.1 million cumulative catch up charge in respect of the 2005 awards, see page 18.

Research and development

	2007	% of product sales	2006	% of product sales
R&D (US GAAP)	566.6	26%	380.5	25%
Upfront and milestone payments	(155.9)		(80.5)
FAS123R (1)	(17.0)		(5.4)
Non GAAP R&D	393.7	18%	294.6	19%

(1) Includes 2005 option catch up charge

R&D expenditure increased to $566.6 million for the year to December 31, 2007 (26% of product sales), up from $380.5 million in the year to December 31, 2006 (25% of product sales).  For the year to December 31, 2007 R&D included upfront and milestone payments, totaling $155.9 million1, for the in-licensing of pipeline products, (7% of product sales).  For the year to December 31, 2006 R&D included $80.5 million2 of upfront and milestone payments (5% of product sales).

Excluding these upfront and milestone payments and share based compensation costs (see reconciliation table above and share based compensation costs below) R&D expenditure for the year to December 31, 2007 increased by $99.1 million over the same period in 2006, decreasing as a percentage of product sales to 18% (2006: 19%).  Contributing to the increased R&D expenditure in 2007 were Phase 3(b) and Phase 4 studies to support new product launches; the continuation of Phase 3 trials on velaglucerase alfa (GA-GCB); the development of the Women’s Health franchise and JUVISTA; and the pre-clinical development of three HGT projects and the newly in-licensed Amicus products.

For the year to December 31, 2007 R&D included a charge of $17.0 million for share based compensation (2006: $5.4 million) which included a $4.6 million cumulative catch up charge in respect of 2005 awards, see page 18.

1 Upfront and milestone payments in 2007 were made to Renovo $75.0 million, Amicus $50.0 million, Alba $25.0 million and Noven $5.9 million.
2 Upfront and milestone payments in 2006 were made to New River $50.0 million, Duramed Pharmaceuticals Inc. (“Duramed”) $25.0 million and Warren Pharmaceuticals Inc (“Warren”) $5.5 million.

Selling, general and administrative

	2007	% of product sales	2006	% of product sales
SG&A (US GAAP)	1,041.7	48%	835.4	54%
Legal settlements (net)	(17.0)		-
FAS123R (1)	(52.7)		(34.4)
Non GAAP SG&A	972.0	45%	801.0	52%

(1) Includes 2005 option catch up charge

SG&A expenses increased to $1,041.7 million for the year to December 31, 2007 from $835.4 million in the year to December 31, 2006, an increase of 25% which was substantially less than the product sales increase of 41%.

The increase in SG&A expenses included the impact of the following:

•	An increase in the ADHD sales force to promote VYVANSE;
•	The cost of the new GI sales force in the US;
•	The advertising, promotional and marketing spend to support the launches of VYVANSE, LIALDA and ELAPRASE; and
•
A net charge of $17.0 million in respect of legal settlements, being a charge of $27.0 million for settlement of the TKT purported securities fraud class action shareholder suit partially offset by a $10.0 million release of existing legal provisions.

Excluding the net charge for legal settlements and share based compensation costs (see reconciliation table above and share based compensation costs details below) SG&A expenses, for the year to December 2007 increased by $171.0 million over the same period in 2006, decreasing as a percentage of product sales to 45% (2006: 52%).

For the year to December 31, 2007 SG&A included a charge of $52.7 million for share based compensation (2006: $34.4 million), which included a $22.5 million cumulative catch up charge  in respect of 2005 awards, see page 18.

Depreciation and amortization

The depreciation charge for the year to December 31, 2007 was $59.3 million (2006: $43.3 million), inclusive of impairment charges of $1.8 million (2006: $0.5 million).  The increase in depreciation follows investment in Shire’s infrastructure to support the continuing growth of the Company.

The amortization charge for the year to December 31, 2007 was $95.0 million (2006: $57.4 million), inclusive of impairment charges of $0.4 million (2006: $1.1 million). The increased charge is primarily due to the amortization of DAYTRANA, DYNEPO and VYVANSE intangible assets following the product launches in June 2006, March 2007 and July 2007 respectively.

Integration costs

For the year to December 31, 2007 Shire incurred $1.3 million of costs associated with the integration of the New River business (2006: $5.6 million relating to the TKT acquisition).  New River is now fully integrated and no further integration costs are anticipated.

Gain on sale of product rights

For the year to December 31, 2007 Shire recognized gains of $127.8 million on the sale of non-core products.

Shire received $209.6 million (net of costs of $2.2 million) from Almirall for a portfolio of non core products comprising the dermatology products SOLARAZE and VANIQA and six non-promoted products across a range of indications, which were sold by Shire primarily in the UK, France, Germany, Italy, Spain and Ireland.  This sale realized a total gain of $139.2 million, of which $114.8 million was recognized during Q4 2007.  The remaining deferred gain of $24.4 million will be recognized in 2008 after the transfer of the relevant consents.

Shire received $24.8 million on the sale of other non-core products, realizing a total gain of $17.2 million, of which $13.0 million was recognized during 2007.  The remaining deferred gain of $4.2 million relating to these disposals is expected to be recognized in 2008 on the transfer of marketing authorizations.

During the year to December 31, 2006 Shire recognized a gain of $63.0 million on the disposal of ADDERALL to Duramed.

In-process R&D

During the year to December 31, 2007, as required under US GAAP (business combination accounting), the Company expensed the portion of the New River purchase price allocated to IPR&D of $1,866.4 million (2006: $nil).  This amount represents the value of those acquired development projects which, at the acquisition date, had not been approved by the FDA or other regulatory authorities, including VYVANSE for use in adult patients. During Q4 2007 Shire reduced the amount assigned to IPR&D by $29.6 million as a result of changes to preliminary estimates of deferred taxes in the purchase price allocation exercise.

Interest income

For the year to December 31, 2007 Shire received interest income of $50.6 million (2006: $50.5 million).  Interest income primarily relates to interest received on cash balances.  Included in 2006 was interest of $6.5 million received from IDB Biomedical Inc. (“IDB”) on repayment of injectable flu development drawings arising on the disposal of the vaccines business in 2004.  Excluding this one-off item, interest income in 2007 is higher than in 2006 due to slightly higher average cash balances and higher average US Dollar interest rates.

Interest expense

For the year to December 31, 2007 Shire incurred interest expense of $70.8 million (2006: $26.4 million).  The increase in interest expense follows the acquisition of New River which was partly funded by $1.3 billion of term loans, utilized under the $2.3 billion Multicurrency Term and Revolving Facilities Agreement.  These term loans were subsequently partially repaid using the proceeds from Shire’s $1.1 billion 2.75% convertible bond issued in May 2007.  The remaining $200 million of the term loans was also repaid during June 2007. Interest expense for the year to December 31, 2007 includes a $7.9 million write-off of deferred financing costs following the repayment of these term loans.

In the years to December 31, 2007 and 2006 interest expense includes a provision for interest, which may be awarded by the Court in respect of amounts due to those ex-TKT shareholders who have requested appraisal of the acquisition consideration payable for their TKT shares.  A trial date for the appraisal rights litigation has been set for May 12, 2008.  Further information about this litigation can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2006 and our most recent Quarterly Report on Form 10-Q for the period to September 30, 2007.

Taxation

The effective tax rate for the year to December 31, 2007 was -4.0% (2006: 26.8%).  Excluding the IPR&D charge of $1,866.4 million, which is not tax deductible, and the tax effect of items excluded from non-GAAP income as outlined on page 30, the effective rate of tax on non-GAAP income is 20.7% (2006: 26.8%).

The effective rate of tax under US GAAP in 2007 compared to 2006 benefited from: the tax effect of Shire plc’s 2.75% convertible bonds; an increase in R&D tax credits; favorable permanent differences arising on the gain on sale of product rights and a net reduction in valuation allowances.  These reductions to the effective rate of tax are partially offset by a net increase to the provision for uncertain tax benefits and associated interest and penalties of $38.2 million.

At December 31, 2007 net deferred tax liabilities of $56.7 million (December 31, 2006: net deferred tax asset of $261.0 million) were recognized.  Shire has moved from a net deferred tax asset to a net deferred tax liability position primarily because of the recognition of a deferred tax liability of $394.8 million at acquisition in respect of intangible assets acquired with New River, offset by deferred tax asset of $46.7 million relating to New River’s net operating loss carry forwards.

Equity in earnings of equity method investees

Net earnings of equity method investees of $1.8 million were recorded for the year to December 31, 2007 (2006: $5.7 million).  This comprised earnings of $6.5 million from the 50% share of the anti-viral commercialization partnership with GSK in Canada (2006: $6.2 million), offset by losses of $4.7 million being the Company’s share of losses in the GeneChem, AgeChem and EGS Healthcare Funds (2006: losses of $0.5 million).

FAS123R compensation cost

The total FAS123R charge for the year was $75.2 million (2006: $43.0 million).  Excluding a catch-up charge of $29.2 million there was a 7% increase in the FAS123R charge over 2006.

The catch up charge relates to options issued by Shire in 2005 under the 2000 Executive Scheme. This charge arises as a result of the strong growth in revenue and profits which the Company has generated in Q4 2007. This growth has in turn caused the Company to revise its original assumptions on which the FAS123R charge was based.

FINANCIAL INFORMATION

Unaudited US GAAP results for the year to December 31, 2007
Consolidated Balance Sheets

	December 31, 2007 $M	December 31, 2006 $M
ASSETS
Current assets:
Cash and cash equivalents	762.5	1,126.9
Restricted cash	39.5	29.8
Accounts receivable, net	441.5	310.8
Inventories	174.1	131.1
Assets held for sale	10.6	-
Deferred tax asset	143.3	105.7
Prepaid expenses and other current assets	125.3	106.0
Total current assets	1,696.8	1,810.3

Non current assets:
Investments	110.2	55.8
Property, plant and equipment, net	368.6	292.8
Goodwill	219.4	237.4
Other intangible assets, net	1,764.5	762.4
Deferred tax asset	143.7	155.3
Other non-current assets	26.9	12.4
Total assets	4,330.1	3,326.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	674.2	566.1
Deferred tax liability	11.3	-
Liability to dissenting shareholders	480.2	452.3
Other current liabilities	96.5	313.6
Total current liabilities	1,262.2	1,332.0

Non-current liabilities:
Convertible bonds	1,100.0	-
Other long term debt	32.9	-
Deferred tax liability	332.4	-
Other non-current liabilities	375.6	52.1
Total non-current liabilities	1,840.9	52.1

Total liabilities	3,103.1	1,384.1

Unaudited US GAAP results for the year to December 31, 2007
Consolidated Balance Sheets (continued)

	December 31, 2007 $M	December 31, 2006 $M

Shareholders’ equity:
Common stock of 5p par value; 750.0 million shares authorized; and 556.8 million shares issued and outstanding (2006: 750.0 million shares authorized; and 506.7 million shares issued and outstanding)	48.7	43.7
Exchangeable shares: 0.7 million shares issued and outstanding (2006: 1.3 million)	33.6	59.4
Treasury stock	(280.8)	(94.8)
Additional paid-in capital	2,509.9	1,493.2
Accumulated other comprehensive income	55.7	87.8
(Accumulated deficit)/retained earnings	(1,140.1)	353.0
Total shareholders’ equity	1,227.0	1,942.3
Total liabilities and shareholders’ equity	4,330.1	3,326.4

Unaudited US GAAP results for the three months and year to December 31, 2007
Consolidated Statements of Operations

	3 months to December 31, 2007 $M	3 months to December 31, 2006 $M	12 months to December 31, 2007 $M	12 months to December 31, 2006 $M
Revenues:
Product sales	661.3	427.6	2,170.2	1,535.8
Royalties	61.8	61.1	247.2	242.9
Other revenues	1.4	8.3	18.9	17.8
Total revenues	724.5	497.0	2,436.3	1,796.5

Costs and expenses:
Cost of product sales(1) (2)	99.6	64.0	312.9	254.1
Research and development(2)	202.9	81.3	566.6	380.5
Selling, general and administrative	288.2	241.2	1,041.7	835.4
Depreciation and amortization(1)	46.9	28.4	154.3	100.7
Integration costs	-	1.7	1.3	5.6
Gain on sale of product rights	(115.7)	-	(127.8)	(63.0)
In-process R&D charge	(29.6)	-	1,866.4	-
Total operating expenses	492.3	416.6	3,815.4	1,513.3
Operating income/(loss)	232.2	80.4	(1,379.1)	283.2

Interest income	7.9	13.7	50.6	50.5
Interest expense	(17.0)	(7.3)	(70.8)	(26.4)
Other income, net	0.5	3.6	1.2	9.5
Total other (expense)/income, net	(8.6)	10.0	(19.0)	33.6
Income/(loss) from continuing operations before income taxes, equity in earnings of equity method investees and discontinued operations	223.6	90.4	(1,398.1)	316.8
Income taxes	(11.6)	(22.0)	(55.5)	(84.9)
Equity in earnings of equity method investees, net of taxes	0.1	0.2	1.8	5.7
Income/(loss) from continuing operations	212.1	68.6	(1,451.8)	237.6
Gain from discontinued operations (net of income tax expense of $nil)	-	-	-	40.6
Net income/(loss)	212.1	68.6	(1,451.8)	278.2

(1)  Cost of product sales does not include amortization of intangible assets relating to intellectual property rights acquired, which is included in Depreciation and amortization.  Amortization of intangible assets in respect of favorable manufacturing contracts is recorded in cost of product sales.

(2)  Costs, predominately relating to manufacturing set-up costs for new products, of $1.8 million and $7.2 million for the three and twelve months to December 31, 2007 respectively, have been reclassified from Research and development to Cost of product sales ($1.6 million and $6.4 million for the three and twelve months to December 31, 2006).

Unaudited US GAAP results for the three months and years to December 31, 2007 and 2006
Consolidated Statements of Operations (continued)

	3 months to December 31, 2007	3 months to December 31, 2006	12 months to December 31, 2007		12 months to December 31, 2006
Earnings per share - basic
Income/(loss) from continuing operations	38.9c	13.7c	(268.7c	)	47.2c
Gain on disposition of discontinued operations	-	-	-		8.1c
Earnings/(loss) per ordinary share - basic	38.9c	13.7c	(268.7c	)	55.3c

Earnings per share – diluted
Income/(loss) from continuing operations	36.9c	13.4c	(268.7c	)	46.6c
Gain on disposition of discontinued operations	-	-	-		8.0c

Earnings/(loss) per ordinary share - diluted	36.9c	13.4c	(268.7c	)	54.6c

Earnings/(loss) per ADS - diluted	110.7c	40.2c	(806.1c	)	163.8c

Weighted average number of shares:
	Millions	Millions	Millions		Millions
Basic	544.7	502.5	540.3		503.4
Diluted	584.1	510.3	540.3		509.3

Unaudited US GAAP results for the three months and years to December 31, 2007 and 2006
Consolidated Statements of Cash Flows

	3 months to December 31, 2007 $M	3 months to December 31, 2006 $M	12 months to December 31, 2007 $M	12 months to December 31, 2006 $M
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	212.1	68.6	(1,451.8)	278.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization:
- cost of product sales	1.8	1.3	6.2	4.8
- in other costs and expenses	46.9	26.8	154.3	99.1
Share based compensation	41.1	17.2	75.2	43.0
In-process R&D charge	(29.6)	-	1,866.4	-
Amortization of deferred financing charges	1.3	-	11.9	-
Interest on building financing obligation	0.5	-	0.5	-
Write down of long-term assets	3.0	2.0	3.0	3.8
Gain on sale of product rights	(115.7)	-	(127.8)	(63.0)
Loss/(gain) on sale of long-term assets	0.4	(0.5)	0.3	(0.3)
Movement in deferred taxes	10.4	(147.4)	(25.4)	(142.4)
Equity in earnings of equity method investees	(0.1)	(0.2)	(1.8)	(5.7)
Gain on disposition of discontinued operations	-	-	-	(40.6)
Changes in operating assets and liabilities, net of acquisitions:
(Increase)/decrease in accounts receivable	(56.5)	9.0	(120.7)	27.6
Increase in sales deduction accrual	4.8	7.2	24.1	24.8
Decrease/(increase) in inventory	0.3	(3.5)	(45.9)	7.2
(Increase)/decrease in prepayments and other current assets	(13.0)	4.2	(10.3)	(6.2)
(Increase)/decrease in other assets	(0.1)	(2.3)	1.2	0.7
(Decrease)/increase in accounts and notes payable and other liabilities	(0.4)	201.9	103.5	297.0
(Decrease)/increase in deferred revenue	(40.6)	4.5	5.0	(1.9)
Returns on investment from joint venture	-	-	6.8	5.8
Net cash provided by operating activities(A)	66.6	188.8	474.7	531.9

Unaudited US GAAP results for the three months and years to December 31, 2007 and 2006
Consolidated Statements of Cash Flows

	3 months to December 31, 2007 $M	3 months to December 31, 2006 $M	12 months to December 31, 2007 $M	12 months to December 31, 2006 $M
CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in short-term investments	-	-	55.8	6.9
Movements in restricted cash	2.3	(0.3)	(9.7)	0.7
Purchases of subsidiary undertakings, net of cash acquired	-	-	(2,458.6)	(0.8)
Expenses related to the New River acquisition	(0.6)	-	(61.0)	-
Purchases of long-term investments	(6.4)	(0.2)	(63.2)	(9.8)
Purchases of property, plant and equipment	(48.3)	(29.1)	(110.4)	(100.3)
Purchases of intangible assets	(0.8)	(6.0)	(59.0)	(58.8)
Proceeds from sale of long-term investments	0.4	-	0.5	-
Proceeds from sale of property, plant and equipment	0.8	-	0.8	0.9
Proceeds/deposits received from sale of product rights	210.1	0.4	234.4	63.4
Proceeds from loan repaid by IDB	-	-	-	70.6
Returns from equity investments	0.1	-	2.3	0.3
Net cash provided by/(used in) investing activities(B)	157.6	(35.2)	(2,468.1)	(26.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from drawings under bank facility	-	-	1,300.0	-
Repayment of drawings under bank facility	-	-	(1,300.0)	-
Proceeds from issue of 2.75% convertible bonds due 2014	-	-	1,100.0	-
Redemption of Shire convertible bonds due 2011	-	-	-	(0.1)
Redemption of New River convertible notes	-	-	(279.4)	-
Proceeds from exercise of New River purchased call option	-	-	141.8	-
Payment of debt arrangement and issuance costs	-	-	(32.8)	-
Proceeds from exercise of options	4.8	48.7	30.4	81.9
Proceeds from issue of common stock, net	-	-	877.3	-
Proceeds from exercise of warrants	-	-	13.0	-
Payments to acquire treasury stock	(17.5)	(23.6)	(186.0)	(92.0)
Payment of dividends	(11.9)	(9.8)	(41.3)	(32.4)
Net cash (used in)/provided by financing activities(C)	(24.6)	15.3	1,623.0	(42.6)
Effect of foreign exchange rate changes on cash and cash equivalents (D)	-	2.8	6.0	8.0
Net increase/(decrease) in cash and cash equivalents(A) +(B) +(C) +(D)	199.6	171.7	(364.4)	470.4
Cash and cash equivalents at beginning of period	562.9	955.2	1,126.9	656.5
Cash and cash equivalents at end of period	762.5	1,126.9	762.5	1,126.9

Unaudited US GAAP results for the three months and years to December 31, 2007 and 2006

Selected Notes to the US GAAP Financial Statements

 (1) Earnings/(Loss) per share

	3 months to December 31, 2007 $M	3 months to December 31, 2006 $M	12 months to December 31, 2007 $M	12 months to December 31, 2006 $M
Income/(loss) from continuing operations	212.1	68.6	(1,451.8)	237.6
Gain on disposition of discontinued operations	-	-	-	40.6
Numerator for basic EPS	212.1	68.6	(1,451.8)	278.2
Interest on convertible bonds, net of tax(1)	3.4	-	-	-
Numerator for diluted EPS	215.5	68.6	(1,451.8)	278.2

Weighted average number of shares:
	Million	Million	Million	Million
Basic (2)	544.7	502.5	540.3	503.4
Effect of dilutive shares:
Stock options(3)	6.7	7.1	-	5.3
Warrants(3)	-	0.7	-	0.6
Convertible bonds 2.75% due 2014(1)	32.7	-	-	-
Diluted	584.1	510.3	540.3	509.3

(1) Calculated using the ”if-converted” method.
(2) Excludes shares purchased by the Employee Stock Ownership Trust and presented by the Company as treasury stock.
(3) Calculated using the treasury stock method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to December 31, 2007 No. of shares Millions(1)	3 months to December 31, 2006 No. of shares Millions(1)	12 months to December 31, 2007 No. of shares Millions(2)	12 months to December 31, 2006 No. of shares Millions(1)
Stock options in the money	-	-	8.4	-
Stock options out of the money	2.9	2.6	2.9	7.7
Warrants	-	-	0.3	-
Convertible bonds 2.75% due 2014	-	-	21.2	-
	2.9	2.6	32.8	7.7

(1) For the three months ended December 31, 2007 and the three and twelve months ended December 31, 2006, certain stock options have been excluded from the calculation of diluted EPS because their exercise prices exceeded Shire plc’s average share price during the calculation period.

(2) For the twelve months ended December 31, 2007, no share options, warrants or ordinary shares underlying convertible bonds were included in the calculation of the diluted weighted average number of shares, because the Company made a net loss during the calculation period and the inclusion of these items would be anti-dilutive.

Unaudited US GAAP results for the three months to December 31, 2007 and 2006
Selected Notes to the US GAAP Financial Statements (continued)

(2) Analysis of revenues	3 months to December 31, 2007 $M	3 months to December 31, 2006 $M	3 months to December 31, 2007 % change	3 months to December 31, 2007 % of total revenue
Net product sales:
Specialty Pharmaceuticals
ADHD
ADDERALL XR	277.7	229.2	21%	38%
VYVANSE	65.9	-	N/A	9%
DAYTRANA	23.0	15.2	51%	3%
	366.6	244.4	50%	50%
GI
PENTASA	48.7	38.3	27%	7%
LIALDA	29.2	-	N/A	4%
	77.9	38.3	103%	11%
RENAL
FOSRENOL	26.2	18.7	40%	4%
DYNEPO	7.9	-	N/A	1%
	34.1	18.7	82%	5%
General Products
CALCICHEW	15.1	12.3	23%	2%
CARBATROL	19.6	17.6	11%	3%
REMINYL/REMINYL XL	8.4	6.5	29%	1%
XAGRID	18.4	13.8	33%	3%
	61.5	50.2	23%	9%
Other product sales (1)	24.9	25.5	-2%	3%
Total SP product sales	565.0	377.1	50%	78%

Human Genetic Therapies
REPLAGAL	38.9	31.2	25%	5%
ELAPRASE	57.4	19.3	197%	8%
Total HGT product sales	96.3	50.5	91%	13%
Total product sales	661.3	427.6	55%	91%

Royalty income:
3TC	34.1	36.6	-7%	5%
ZEFFIX	11.4	9.4	21%	2%
Others	16.3	15.1	8%	2%
	61.8	61.1	1%	9%
Other	1.4	8.3	-83%	0%
Total revenues	724.5	497.0	46%	100%

(1) Excluding products divested in 2007, other product sales were $10.2 million for Q4 2007 (Q4 2006:$10.3 million)

Unaudited US GAAP results for the years to December 31, 2007 and 2006
Selected Notes to the US GAAP Financial Statements (continued)

(2) Analysis of revenues	12 months to December 31, 2007 $M	12 months to December 31, 2006 $M	12 months to December 31, 2007 % change	12 months to December 31, 2007 % of total revenue
Net product sales:
Specialty Pharmaceuticals
ADHD
ADDERALL XR	1,030.9	863.6	19%	42%
VYVANSE	76.5	-	N/A	3%
ADDERALL	-	23.6	-100%	0%
DAYTRANA	64.2	25.1	156%	3%
	1,171.6	912.3	28%	48%
GI
PENTASA	176.4	137.8	28%	7%
LIALDA	50.5	-	N/A	2%
	226.9	137.8	65%	9%
RENAL
FOSRENOL	102.2	44.8	128%	4%
DYNEPO	14.2	-	N/A	1%
	116.4	44.8	160%	5%
General Products
CALCICHEW	54.2	45.5	19%	2%
CARBATROL	72.3	68.3	6%	3%
REMINYL/REMINYL XL	31.2	21.5	45%	1%
XAGRID	66.8	53.3	25%	3%
	224.5	188.6	19%	9%

Other product sales (1)	105.1	111.0	-5%	5%
Total SP product sales	1,844.5	1,394.5	32%	76%

Human Genetic Therapies
REPLAGAL	143.9	117.7	22%	6%
ELAPRASE	181.8	23.6	670%	7%
Total HGT product sales	325.7	141.3	131%	13%
Total product sales	2,170.2	1,535.8	41%	89%

Royalty income:

3TC	145.3	150.9	-4%	6%
ZEFFIX	41.0	34.8	18%	2%
Others	60.9	57.2	6%	2%
	247.2	242.9	2%	10%
Other	18.9	17.8	6%	1%
Total revenues	2,436.3	1,796.5	36%	100%

(1) Excluding products divested in 2007, other product sales were $40.5 million for 2007 (2006:$41.5 million)

Unaudited US GAAP results for the three months to December 31, 2007
Selected Notes to the US GAAP financial Statements

(3) Non GAAP reconciliation	US GAAP 3 months to December 31, 2007 $M	FAS 123R Catch up(a) $M	Other Adjustments $M		Non GAAP (including FAS 123R)	Recurring FAS123R Charge $M	Non GAAP 3 months to December 31, 2007 $M
Total revenues	724.5	-	-		724.5	-	724.5
Costs and expenses:
Cost of product sales	99.6	(2.1)	-		97.5	(0.8)	96.7
Research and development	202.9	(4.6)	(75.0)	(b)	123.3	(3.6)	119.7
Selling, general and administrative	288.2	(22.5)	10.0	(c)	275.7	(7.5)	268.2
Depreciation and amortization	46.9	-	(31.0)	(d)	15.9	-	15.9
Gain on sale of product rights	(115.7)	-	115.7	(e)	-	-	-
In-process R&D charge	(29.6)	-	29.6	(f)	-	-	-
Total operating expenses	492.3	(29.2)	49.3		512.4	(11.9)	500.5
Operating income	232.2	29.2	(49.3)		212.1	11.9	224.0

Interest income	7.9	-	-		7.9	-	7.9
Interest expense	(17.0)	-	-		(17.0)	-	(17.0)
Other income, net	0.5	-	-		0.5	-	0.5
Total other income/(expense), net	(8.6)	-	-		(8.6)	-	(8.6)
Income from continuing operations before income taxes and equity in earnings of equity method investees	223.6	29.2	(49.3)		203.5	11.9	215.4
Income taxes	(11.6)	(5.5)	(9.7)	(g)	(26.8)	(9.0)	(35.8)
Equity in earnings of equity method investees	0.1	-	-		0.1	-	0.1
Net income	212.1	23.7	(59.0)		176.8	2.9	179.7
Interest on convertible bonds, net of tax	3.4				3.4	-	3.4
Numerator for diluted EPS from ongoing operations	215.5				180.2	2.9	183.1
Weighted average number of shares (millions) - diluted	584.1				584.1		584.1
Diluted earnings per ordinary share	36.9c				30.9c		31.3c
Diluted earnings per ADS	110.7c				92.7c		93.9c

a)	The catch up charge related to options issued by Shire under the 2005 Executive Scheme, (see page 18).

The following items are included in Other Adjustments:

b)	Upfront payments of $75.0 million in respect of in-licensing technology from Amicus ($50.0 million) and Alba ($25.0 million);
c)	Release of legal provisions ($10.0 million);
d)	Amortisation of intangible assets relating to intellectual property rights acquired ($31.0 million);
e)	Gain on the sale of portfolio of non-core products to Almirall ($114.8 million) and other non-core products ($0.9 million);
f)	Adjustment to the value ascribed to IPR&D acquired with New River (see page 17); and
g)	Tax effect of adjustments outlined as (b) to (f).

Unaudited US GAAP results for year 2007
Selected Notes to the US GAAP financial Statements

(3) Non GAAP reconciliation (continued)	US GAAP 12 months to December 31, 2007 $M	FAS 123R Catch up(a) $M	Other Adjustments $M		Non GAAP (including FAS 123R)	Recurring FAS123R Charge $M	Non GAAP 12 months to December 31, 2007 $M
Total revenues	2,436.3	-	-		2,436.3	-	2,436.3
Costs and expenses:
Cost of product sales	312.9	(2.1)	-		310.8	(3.4)	307.4
Research and development	566.6	(4.6)	(155.9)	(b)	406.1	(12.4)	393.7
Selling, general and administrative	1,041.7	(22.5)	(17.0)	(c)	1,002.2	(30.2)	972.0
Depreciation and amortization	154.3	-	(95.0)	(d)	59.3	-	59.3
Integration costs	1.3	-	(1.3)	(e)	-	-	-
Gain on sale of product rights	(127.8)	-	127.8	(f)	-	-	-
In-process R&D charge	1,866.4	-	(1,866.4)	(g)	-	-	-
Total operating expenses	3,815.4	(29.2)	(2,007.8)		1,778.4	(46.0)	1,732.4
Operating (loss)/income	(1,379.1)	29.2	2,007.8		657.9	46.0	703.9

Interest income	50.6	-	-		50.6	-	50.6
Interest expense	(70.8)	-	7.9	(h)	(62.9)	-	(62.9)
Other income, net	1.2	-	-		1.2	-	1.2
Total other expense/(income), net	(19.0)	-	7.9		(11.1)	-	(11.1)
(Loss)/income from continuing operations before income taxes and equity in earnings of equity method investees	(1,398.1)	29.2	2,015.7		646.8	46.0	692.8
Income taxes	(55.5)	(5.5)	(56.3)	(i)	(117.3)	(26.0)	(143.3)
Equity in earnings of equity method investees	1.8	-	-		1.8	-	1.8
Net (loss)/income	(1,451.8)	23.7	1,959.4		531.3	20.0	551.3
Interest on convertible bonds, net of tax	-				8.9	-	8.9
Numerator for non GAAP – diluted EPS from ongoing operations	(1,451.8)				540.2	20.0	560.2
Weighted average number of shares (millions)(1) – diluted	540.3				570.2		570.2
Diluted earnings per ordinary share	(268.7c )				94.7c		98.2c
Diluted earnings per ADS	(806.1c )				284.1c		294.6c

(1) As the Company made a net loss during the calculation period on a GAAP basis, no share options, warrants or ordinary shares underlying the convertible bonds were included in the weighted average number of shares for diluted EPS. These items are included in the denominator for non GAAP diluted EPS as the Company generated net income on a non GAAP basis.

a)	The catch up charge related to options issued by Shire under the 2005 Executive Scheme, (see page 18).

The following items are included in Other Adjustments:

b)	Upfront and milestone payments of $155.9 million in respect of in-licensing technology from Renovo ($75.0 million), Amicus ($50.0 million), Alba ($25.0 million) and Noven ($5.9 million);
c)	Provision for the legal settlement of the purported TKT securities fraud class action shareholder suit ($27.0 million) offset by legal provision released ($10.0 million);
d)	Amortisation of intangible assets relating to intellectual property rights acquired ($95.0 million);
e)	Integration costs in respect of the acquisition of New River ($1.3 million);
f)	Gain on the sale of non-core products to Almirall ($114.8 million), EQUETRO ($7.1 million) and other non-core products ($5.9 million);
g)	Write-off of IPR&D acquired as part of the acquisition of New River;
h)	Write-off of deferred financing costs following repayment of term loans drawn down to partly fund the acquisition of New River; and
i)	Tax effect of adjustments outlined as (b) to (h).

Unaudited US GAAP results for the three months to December 31, 2006
Selected Notes to the US GAAP financial Statements

(3) Non GAAP reconciliation (continued)	US GAAP 3 months to December 31, 2006 $M	Adjustments $M		Non GAAP (including FAS 123R)	FAS123R Charge $M	Non GAAP 3 months to December 31, 2006 $M
Total revenues	497.0	-		497.0	-	497.0
Costs and expenses:
Cost of product sales	64.0	-		64.0	(0.9)	63.1
Research and development	81.3	-		81.3	(1.2)	80.1
Selling, general and administrative	241.2	-		241.2	(15.1)	226.1
Depreciation and amortization	28.4	(15.8)	(a)	12.6	-	12.6
Integration costs	1.7	(1.7)	(b)	-	-	-
Total operating expenses	416.6	(17.5)		399.1	(17.2)	381.9
Operating income	80.4	17.5		97.9	17.2	115.1

Interest income	13.7	-		13.7	-	13.7
Interest expense	(7.3)	-		(7.3)	-	(7.3)
Other income, net	3.6	-		3.6	-	3.6
Total other income/(expense), net	10.0	-		10.0	-	10.0
Income from continuing operations before income taxes and equity in earnings of equity method investees	90.4	17.5		107.9	17.2	125.1
Income taxes	(22.0)	(3.1)	(c)	(25.1)	(4.6)	(29.7)
Equity in earnings of equity method investees	0.2	-		0.2	-	0.2
Net income	68.6	14.4		83.0	12.6	95.6

Weighted average number of shares (millions) - diluted	510.3			510.3		510.3
Diluted earnings per ordinary share	13.4c			16.3c		18.7c
Diluted earnings per ADS	40.2c			48.9c		56.1c

The following items are included in Adjustments:
a)	Amortisation of intangible assets relating to intellectual property rights acquired ($15.8 million);
b)	Integration costs in respect of the acquisition of TKT ($1.7 million); and
c)	Tax effect of adjustments outlined as (a) – (b) above.

Unaudited US GAAP results for year 2006
Selected Notes to the US GAAP financial Statements

(3) Non GAAP reconciliation (continued)	US GAAP 12 months to December 31, 2006 $M	Adjustments $M		Non GAAP (including FAS 123R)	FAS 123R Charge $M	Non GAAP 12 months to December 31, 2006 $M
Total revenues	1,796.5	-		1,796.5	-	1,796.5
Costs and expenses:
Cost of product sales	254.1	(47.0)	(a)	207.1	(3.2)	203.9
Research and development	380.5	(80.5)	(b)	300.0	(5.4)	294.6
Selling, general and administrative	835.4	-		835.4	(34.4)	801.0
Depreciation and amortization	100.7	(57.4)	(c)	43.3	-	43.3
Integration costs	5.6	(5.6)	(d)	-	-	-
Gain on sale of product rights	(63.0)	63.0	(e)	-	-	-
Total operating expenses	1,513.3	(127.5)		1,385.8	(43.0)	1,342.8
Operating income	283.2	127.5		410.7	43.0	453.7

Interest income	50.5	-		50.5	-	50.5
Interest expense	(26.4)	-		(26.4)	-	(26.4)
Other income, net	9.5	-		9.5	-	9.5
Total other income/(expense), net	33.6	-		33.6	-	33.6
Income from continuing operations before income taxes, equity in earnings of equity method investees and discontinued operations	316.8	127.5		444.3	43.0	487.3
Income taxes	(84.9)	(34.2)	(f)	(119.1)	(11.5)	(130.6)
Equity in earnings of equity method investees	5.7	-		5.7	-	5.7
Income from continuing operations	237.6	93.3		330.9	31.5	362.4
Gain from discontinued operations (net of income tax expenses of $nil and $nil)	40.6	(40.6)	(g)	-	-	-
Net income	278.2	52.7		330.9	31.5	362.4

Weighted average number of shares (millions) - diluted	509.3			509.3		509.3
Diluted earnings per ordinary share	54.6c			65.0c		71.0c
Diluted earnings per ADS	163.8c			195.0c		213.0c

The following items are included in Adjustments:
a)	Fair value adjustment in respect of inventories acquired with TKT ($47.0 million);
b)	Upfront and milestone payments of $80.5 million in respect of in-licensing technology from New River ($50.0 million), Duramed ($25.0 million) and Warren ($5.5 million);
c)	Amortisation of intangible assets relating to intellectual property rights acquired ($57.4 million);
d)	Integration costs in respect of the acquisition of TKT ($5.6 million);
e)	Gain on the sale of ADDERALL to Duramed ($63.0 million);
f)	Tax effect of adjustments outlined as (a) to (e) above; and
g)	Gain on disposition of discontinued operations, on repayment of injectable flu development drawings on disposal of the vaccines business to IDB ($40.6 million).

-ENDS-